EXHIBIT 21.1

REV GROUP, INC.

SUBSIDIARIES AND JURISDICTION OF INCORPORATION

Subsidiary	Jurisdiction of Incorporation
FFA Holdco, Inc.	Delaware
FFA Acquisition Company, Inc.	Delaware
Ferrara Fire Apparatus Holding Company, Inc.	Delaware
Ferrara Fire Apparatus, Inc.	Louisiana
REV RTC, Inc.	Delaware
REV Brazil Adaptacao Veicular LTDA.	Brazil
E-One, Inc.	Delaware
Collins I Holdings Corp.	Delaware
Collins Industries, Inc.	Missouri
Collins Bus Corporation	Kansas
Collins Canada, Inc.	Canada
REV Ambulance Group Orlando, Inc.	Florida
Mobile Products, Inc.	Kansas
Capacity of Texas, Inc.	Texas
Horton Enterprises, Inc.	Indiana
Halcore Group, Inc.	Indiana
Champion Bus, Inc.	Delaware
General Coach America, Inc.	Delaware
Goshen Coach, Inc.	Indiana
ElDorado National (California), Inc.	California
ElDorado National (Kansas), Inc.	Kansas
REV Coach, LLC	Delaware
REV Recreation Group Funding, Inc.	Delaware
REV Recreation Group, Inc.	Delaware
Goldshield Fiberglass, Inc.	Delaware
REV Renegade Holdings Corp.	Delaware
REV Renegade LLC	Delaware
Lance Camper Mfg. Corp.	California
Avery Transport, Inc.	California
REV Parts, LLC	Nevada
REV Financial Services LLC	Delaware
REV Insurance Solutions LLC	Delaware
KME Holdings, LLC	Delaware
KME RE Holdings, LLC	Delaware
Compressed Air Systems, Inc.	Pennsylvania
Revability, Inc.	Delaware
Kovatch Mobile Equipment Corp.	Pennsylvania
KME Global, LLC	Pennsylvania
REV Real Estate LLC	Delaware
REV Asia Holding Pte. Ltd.	Singapore